Exhibit 10.6
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT
     THIS SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT (the “Agreement”) is dated July 18, 2006, by and between NORTHFIELD SAVINGS BANK (the “Bank”), a New York chartered savings bank (the “Bank”), and ALBERT J. REGEN, the President of the Bank (the “Executive”).
RECITALS
     1. The Bank is a wholly-owned subsidiary of Northfield Holdings Corp., a corporation organized under the laws of the State of New York (the “Company”). The Company is a wholly-owned subsidiary of NSB Holding Corp., a New York-chartered mutual holding company (the “Mutual Holding Company”).
     2. Executive has served as the President of the Bank for 16 years and the Bank wishes to enter into this Agreement in recognition of Executive’s past services to the Bank and future services that Executive may be asked to perform hereunder.
     NOW THEREFORE, in consideration of the mutual agreements and covenants contained in this Agreement, the parties hereto agree as follows:
1.	Definitions. In this Agreement, the following words and phrases shall have the following meanings:
(a)	Benefit Commencement Date shall mean the first business day of the calendar month following the earliest of (i) Executive’s Separation from Service or (iii) Executive’s death.

(b)	Monthly Benefit shall mean $17,450.00, payable on the first calendar day of each month, starting on the Benefit Commencement Date and ending 120 months later.

(c)	Separation from Service shall mean September 30, 2006, the date of cessation of the employment relationship between Executive and the Bank, the Company, the Mutual Holding Company and any affiliates and subsidiaries, and shall be construed to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”) and Proposed Treasury Regulations Section 1.409A-1(h).

(d)	Change in Control. A “Change in Control” shall mean (i) a change in the ownership of the Company or Bank, (ii) a change in the effective control of the Company or Bank, or (iii) a change in the ownership of a substantial portion of the assets of the Company or Bank, as described below.

A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in 2005 Proposed Treasury Regulations section 1.409A-3(g)(5)(v)(B)), acquires ownership of stock of the Company or Bank that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. For these purposes, a change in ownership will not be deemed to have occurred if no stock of the Company or Bank is outstanding.

A change in the effective control of the Company or Bank occurs on the date that either (i) any one person, or more than one person acting as a group (as defined in 2005 Proposed Treasury Regulations section 1.409A-3(g)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or Bank possessing 35 percent or more of the total voting power of the stock of the Company or Bank, or (ii) a majority of the members of the Company’s or Bank’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s or Bank’s board of directors prior to the date of the appointment or election, provided that this subsection “(ii)” is inapplicable where a majority shareholder of the Company or Bank is another corporation.

A change in a substantial portion of the Company’s or Bank’s assets occurs on the date that any one person or more than one person acting as a group (as defined in 2005 Proposed Treasury Regulations section 1.409A-3(g)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or Bank that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (i) all of the assets of the Company or Bank, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets. For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of 2005 Proposed Treasury Regulations section 1.409A-3(g)(5), except to the extent that such proposed regulations are superseded by subsequent guidance.
2.	Payment of Benefits.
(a)	Normal Benefit. On the Benefit Commencement Date, the Bank shall begin paying Executive the Monthly Benefit, which shall thereafter be paid on the first business day of each calendar month for a total of 120 months (i.e., monthly payments for 10 years). Notwithstanding anything herein to the contrary, if Executive is a “specified employee” within the meaning of Code Section 409A and he has experienced a Separation from Service, then, to the extent necessary to comply with Code Section 409A, such payments shall not commence until the first day of the seventh month following the date of Executive’s Separation from Service.

(b)	Death Benefit.

(i) Death During Service. If Executive dies prior to the Separation from Service, the Bank shall pay to Executive’s surviving spouse the Monthly Benefit commencing on the first business day of the month following Executive’s death and continuing on the first business day of each calendar month thereafter for a period of 120 months.

(ii) Death During Benefit Period. If Executive dies on or after the Separation from Service, the Bank shall continue to make the remaining monthly payments due to Executive under this Agreement to Executive’s surviving spouse.
3.	Claims and Arbitration.
(a)	Claims. In the event a claim for benefits is wholly or partially denied under this Agreement, Executive or any other person claiming benefits under this Agreement (a “Claimant”) shall be given notice in writing within 30 calendar days after the Bank’s receipt of the claim. For good cause shown, the Bank may extend this period for an additional 30 calendar days. Any denial must specifically set forth the reasons for the denial and any additional information necessary to rescind such denial. The Claimant shall have the right to seek a review of the denial by filing a written request with the Bank within 60 calendar days of receipt of the denial. Such request may be supported by such documentation and evidence deemed relevant by the Claimant. Following receipt of this information, the Bank shall make a final determination and notify the Claimant in writing within 60 calendar days of the Bank’s receipt of the request for review together with the specific reasons for the decision.

(b)	Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator selected by mutual agreement of Executive and the Bank, sitting in a location selected by Executive within fifty (50) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (“National Rules”) then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.
4.	General Assets and Funding. The amounts payable under this Agreement are payable from the general assets of the Bank and no special fund or arrangement is intended to be established hereby nor shall the Bank be required to earmark, place in trust or otherwise segregate assets with respect to this Agreement or any benefits hereunder. The Bank reserves the right to determine how the Bank will fund its obligations under this Agreement. If the Bank elects to purchase assets relating to this Agreement, in whole or in part, through the medium of life insurance or annuities, or both, the Bank shall be the owner and beneficiary of each such policy unless otherwise provided by this Agreement. The Bank reserves the absolute right, in its sole discretion, to terminate such life insurance or annuities, as well as any other investment program, at any time, in whole or in part unless otherwise provided by this Agreement. Such termination shall in no way affect the Bank’s obligation to pay the Executive the benefits as provided in this Agreement. At no time shall

Executive be deemed to have any right, title, or interest in or to any specific asset or assets of the Bank, including but not by way of restriction, any insurance or annuity contract and contracts or the proceeds therefrom.

The rights of Executive or any other person claiming through Executive under this Agreement shall be solely those of an unsecured general creditor of the Bank. Executive or any other person claiming through Executive, shall only have the right to receive from the Bank those payments as specified under this Agreement. Executive agrees that he, or any other person claiming through him, shall have no rights or interests whatsoever in any asset of the Bank, including any insurance policies or contracts that the Bank may possess or obtain to informally fund this Agreement. Any asset used or acquired by the Bank in connection with the liabilities it has assumed under this Agreement, except as expressly provided, shall not be deemed to be held under any trust for the benefit of Executive or his spouse nor shall it be considered security for the performance of the obligations of the Bank. It shall be, and remain, a general, unpledged and unrestricted asset of the Bank.
5.	Non-Competition And Non-Disclosure.
(a)	Non-Competition. So long as benefits are being paid under this Agreement, Executive agrees not to compete with the Bank or the Company in any city, town or county in which the Bank has an office or has filed an application for regulatory approval to establish an office, except as agreed to pursuant to a resolution duly adopted by the Board. The Executive agrees that during such period and within said cities, towns and counties, the Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank or the Company. So long as benefits are being paid under this Agreement, Executive also shall not directly or indirectly, solicit, hire, or entice any person who was an employee of the Bank or the Company or any customer or client of the Bank or the Company to cease, terminate, or reduce any relationship with the Bank or the Company or to divert any business from the Bank or the Company. Further, Executive will not directly or indirectly disclose the names, addresses, telephone numbers, compensation, or other arrangements between the Bank or the Company and any individual or entity described in Section 5(a). The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section agree that in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available: (i) to immediately cease payment of any amount that would otherwise be payable under this Agreement; and (ii) to obtain an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employees and all persons acting for or under the direction of Executive. Nothing herein will be construed as prohibiting the Bank or the Company from pursuing any other remedies available to the Bank or the Company for such breach or threatened breach, including the recovery of damages from Executive.

To the extent any part of this Section 5(a) is found to be unenforceable, Executive and the Bank agree that a court of competent jurisdiction shall have authority to reform this Section 5(a) to the extent necessary to provide the maximum period and geographic area of non-competition that is enforceable under applicable law, in consideration for the benefits paid and payable to Executive hereunder.
(b)	Non-Disclosure. Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Bank and the Company as it may exist from time to time, are valuable, special and unique assets of the business of the Bank and the Company. Executive will not, during the period when benefits are being paid under this Agreement, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Bank or the Company to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by a resolution of the Board of Directors of the Bank or the Company or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank or the Company. Further, Executive may disclose information regarding the business activities of the Bank to the Superintendent of Banks of the State of New York, the New York Banking Department, the Federal Deposit Insurance Corporation (“FDIC”) or other appropriate bank regulator, pursuant to a formal regulatory request. In the event of a breach or threatened breach by Executive of the provisions of this Section, the Bank or the Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or the Company, or any other similar proprietary information, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank or the Company from pursuing any other remedies available to the Bank or the Company for such breach or threatened breach, including the recovery of damages from Executive.
6.	Amendment and Termination.
(a)	Amendment. The Bank and Executive may amend this Agreement at any time, in whole or in part pursuant a mutual written agreement.

(b)	Termination. The Bank may partially or completely terminate the Agreement at any time, if, in its judgment, the tax, accounting, or other effects of the continuance of the Agreement, or potential payments thereunder, would not be in the best interests of the Bank; provided, however, that the termination shall not decrease the amount payable to the Executive. Subject to the requirements of Code Section 409A, in the event of termination, the Agreement shall cease to operate and the Bank shall pay the Executive a lump sum equal to the present value of the remaining amount due under this Agreement (discounted to present value using comparable Treasury yields for the remaining number of months of payments that would otherwise be owed under the Agreement) as of the effective date of the complete termination.
7.	Miscellaneous.
(a)	Withholding.

(i) Income Taxes. To the extent amounts payable under this Agreement are determined by the Bank, in good faith, to be subject to federal, state or local income tax, the Bank may withhold from each such payment an amount necessary to meet the Bank’s obligation to withhold amounts under the applicable federal, state or local law.

(ii) Employment Taxes. The parties agree that the entire amount payable under this Agreement shall be “taken into account” for federal employment tax purposes under Code Section 3121(v)(2) as of the effective date of this Agreement.

(b)	Governing Law. This Agreement shall be construed under the laws of the State of New York, except to the extent that federal law applies.

(c)	Future Employment. This Agreement shall not be construed as providing the Executive the right to be continued in the employ of the Bank or its affiliates or subsidiaries.

(d)	No Pledge or Attachment. No benefit which is or may become payable under this Agreement shall be subject to any anticipation, alienation, sale, transfer, pledge, encumbrance or hypothecation or subject to any attachment, levy or similar process and any attempt to effect any such action shall be null and void.

(e)	Successors and Assigns. This Agreement and the obligations of the Bank herein shall be binding upon the successors and assigns of the Bank. Notwithstanding the preceding sentence, in the event of a Change in Control of the Bank or the Company, the Bank shall pay the Executive a lump sum equal to the present value of the remaining amount due under this Agreement (discounted to present value using comparable Treasury yields for the remaining number of months of payments that would otherwise be owed under the Agreement) as of the effective date of the Change in Control.

(f)	Notices. Any notices under this Agreement shall be provided to the Executive at his last address on file with the Bank.

(g)	Headings. Headings of sections herein are inserted for convenience of reference. They are not to be considered in the construction of this Agreement.

(h)	Savings Clause. If any provision of this Agreement shall be for any reason invalid or unenforceable, the remaining provisions shall be carried into effect.

(i)	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than as specifically set forth herein.

(j)	Top Hat Agreement. For purposes of the Internal Revenue Code, the Bank intends this Agreement to be an unfunded, unsecured promise to pay on the part of the Bank. For purposes of ERISA, the Bank intends this Agreement to be an unfunded obligation solely for the benefit of the Executive for the purpose of qualifying this Agreement for the “top hat” exception under sections 201(2), 301(a)(3) and 401(a) of ERISA.
     The parties have caused this Agreement to be executed and delivered as of the date first above written.

NORTHFIELD SAVINGS BANK

7/18/06	By:	\s\ John W. Alexander

Date		John W. Alexander
Chairman and Chief Executive Officer

EXECUTIVE

\s\ Albert J. Regen

7/18/06		Albert J. Regen
Date

Witness

\s\ Madeline Frank 7/18/06

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